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Exhibit 12.1



                                       DONALDSON, LUFKIN & JENRETTE, INC.
                         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (In thousands, except for ratio)


                                                                 For the Years Ended
                                          ---------------------------------------------------------------

                                              1994        1995          1996         1997         1998

Earnings:
          Income before provision for
              income taxes                 $  205,000   $  298,500   $  473,800   $  661,100   $  600,500

Add: Fixed  Charges
          Interest expense (gross)          2,116,655    2,699,769    2,865,800    4,012,209    4,501,242

                Interest factor in rents       18,565       22,064       25,515       29,978       38,517
                                           ----------   ----------   ----------   ----------   ----------

               Total fixed charges          2,135,220    2,721,833    2,891,315    4,042,187    4,539,759


Earnings before fixed charges,
   and  provision for income taxes         $2,340,220   $3,020,333   $3,365,115   $4,703,287   $5,140,259
                                           ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges               1.10         1.11         1.16         1.16         1.13
                                           ==========   ==========   ==========   ==========   ==========
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